Exhibit 23(c)
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Coeur d’Alene Mines Corporation:
We consent to the use of our reports dated March 28, 2005, with respect to the consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 28, 2005, on the consolidated financial statements referred to above contains an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003. Our report dated March 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph stating that (1) the Company did not have policies and procedures in place to ensure that the initial determination and subsequent monitoring of factors affecting the realization of deferred tax assets, including the associated deferred tax asset valuation allowances, were sufficient to result in the reporting of deferred tax assets, including the related deferred tax asset valuation allowances, in accordance with U.S. generally accepted accounting principles, and the Company did not have effective review procedures associated with its accounting for income taxes and related disclosures, (2) the Company did not have effective review procedures in place to ensure that its Chilean operations properly applied accounting principles relative to depletion, and (3) the Company did not have effective policies and procedures in place to review and approve the propriety of non-standard journal entries and accounting for its foreign non-routine transactions.
KPMG LLP
Boise, Idaho
December 23, 2005